Exhibit 99
FOR IMMEDIATE RELEASE 8/02/10

David J. Lucido, CPA
SVP & Chief Financial Officer
Cortland Banks
194 W. Main St.
Cortland, OH 44410
330.637.8040, Ext 164

Press Release: Cortland Bancorp Reports Profit for Second Quarter 2010

Cortland Bancorp (the “Company;” OTCBB: CLDB) today reported net income of $1.3 million for the second quarter of 2010, or $0.29 per share versus a net loss of $4.6 million in the second quarter of 2009, or ($1.01) per share.

Financial highlights include:

•	Net income for the six months ended June 30, 2010 was $2.2 million or $.49 per share compared to a net loss of $6 million or ($1.32) per share a year ago.

•	Core earnings for the six months which exclude non-recurring items such as impairment loss and gain on securities sales were $2.1 million at June 30, 2010 compared to $1.8 million for the same period in 2009.

•	Net interest margin of 3.68% for the quarter is an improvement on both a linked quarter basis (3.47%) and year-over-year (2.98%) as the Company continues to optimally manage its balance sheet in this historically low interest rate environment.

•	The Company continues to benefit from a high quality, low delinquency loan portfolio, with charge offs at .18% of average loans, nonperforming loans at .57% of total loans and an allowance for loan losses at 185% of nonperforming loans at quarter end.

•	Non-interest expenses for the second quarter of 2010 were $3.2 million compared to $3.6 million for the same three month period in 2009, aided by lower FDIC premiums in 2010.

•	Pre-tax impairment losses in the quarter on certain investment securities were $613,000 in 2010 versus $7.9 million in the comparable period of 2009, a decrease of more than $7.2 million.

•	As the Company manages its balance sheet for asset growth, asset mix, liquidity and for current interest rates and interest rate forecasts, several securities in the investment portfolio were sold in the quarter resulting in a $920,000 gain on available for sale securities.

•	Totals loans at June 30, 2010 were $237.2 million compared to $235.7 million at June 30, 2009. Total assets were $479 million at June 30, 2010, a decrease of $21 million or 4.2% from prior June asset totals of $500 million reflecting execution of a strategy to deploy liquid funds to reduce higher cost borrowed funds.

•	The Company’s Total Risk Based Capital ratio stands at 14.01%, comfortably above the ‘well capitalized’ status of 10%.

Commenting on the results, CEO James M. Gasior stated, “Throughout the difficult financial times experienced both locally and nationally, Cortland Banks’ core earning levels have remained consistently strong. This is becoming much more evident as economic conditions begin to improve and issues arising from this past recession start to wane. Staying disciplined and following our core strategic direction is paying off.”

During this historically low interest rate environment, the Company has managed the mix of assets and liabilities and the terms over which interest is recognized to substantially improve net interest margin. The margin for the quarter ended June 30, 2010 was 3.68%, 21 basis points above the March 2010 quarter end, and a 70 basis point improvement over the second quarter of 2009. The improvement is a result of reemploying excess liquidity held during most of 2009 and allowing deposits to reprice at the current low market rates. The yield on average earning assets increased from 5.04% to 5.12% on a linked quarter basis. The rate earned on average assets a year ago for the quarter was 5.00%. Conversely, the average rate paid on interest bearing liabilities declined 15 basis points from the March to June 2010 quarters and 72 basis points from the June 2009 quarter.

While unemployment levels have stabilized, they remain at elevated levels both regionally and nationally. Despite these market conditions, the Company, to date, has not experienced notable deterioration in credit quality and has continued to maintain remarkably low delinquency and charge-off rates. Loans accounted for on a nonaccrual basis increased from $988 thousand at the March 31, 2010 quarter end to $1.4 million at the recent quarter ended June 30, 2010. This increase is attributed to a few account relationships which have not been able to meet their contractual payment obligations and is not reflective of any identifiable trend in asset quality deterioration. As a percentage of total loans, non accrual loans were .42% and .57% at the March and June quarter ends, respectively. Loans charged off, net of recoveries were $53 thousand in the second quarter of 2010 (.18% of loans) versus $165 thousand for the quarter ended March 2010 (.27% of loans). The allowance for loan losses stands at 1.06% of loans and 185% of nonperforming loans and is considered to be adequately stated.

Excluding the impairment charges and securities sale previously noted, noninterest income was $807,000 for the three months ended June 30, 2010 versus $937,000 for the same period in 2009. The $130,000 difference was primarily the result of a reduced volume of loans sold to the secondary market in 2010 generating lesser gains.

Noninterest expense for the quarter ended June 30, 2010 was $3.2 million versus $3.6 million for the comparable period in 2009. The FDIC special assessment of $224,000 in 2009 accounted for the majority of the improvement. Personnel costs were also lower in 2010 by $169,000, attributable to both a reduction in full time equivalent employee positions resulting from a reorganization plan approved by the Company’s Board of Directors and of a restructuring of certain management compensation and benefit plans.

Mr. Gasior points out that, as several strategic and profit plan initiatives continue to produce improved financial results, the most significant factor affecting the improvement in net income for the quarter is the lower level of securities impairment charges recorded in the three month period ended June 30, 2010 as compared to the same period in 2009. Among its investments, the Company owns a number of collateralized debt obligation securities that are backed by trust preferred securities issued by banks, insurance companies and real estate investment trusts. The market for these securities and similar securities became illiquid during the financial crisis of 2008 and is currently still not active. For these securities, the Company modeled and analyzed the cash flow characteristics and determined the extent to which these securities are other than temporarily impaired. Accordingly, a $613,000 and $7.9 million other than temporary impairment charge was recorded as expense for the second quarters of 2010 and 2009, respectively. The level of impairment is mainly driven by the ability of the banks, insurance companies and trusts which securitize the obligations in the investment pools to pay their obligations. The economic downturn and resulting recession has caused many of these companies, particularly the banks to defer or default on their debt obligations. Mr. Gasior further commented, “As the economy has been inching along its recovery, the Company has experienced a lesser degree of impairment since its peak in the second quarter of 2009. However, in the current economic and financial environment, there is a risk that future valuation reviews could result in recognition of additional other-than-temporary impairment charges”.

Regulatory authorities continue to look to capital ratios as the ultimate ‘cushion’ to absorb any remaining consequences of the slowly recovering economy. The Company’s Tier I Risk Based Capital ratio of 13.29% and Total Risk Based Capital ratio of 14.01% exceed the regulatory well-capitalized thresholds of 6% and 10%, respectively. This excess expressed in dollars is $26.5 million and $14.5 million, and provides the Company the ability to absorb additional charges beyond that expected in normal conditions.

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Cortland Bancorp is a bank holding company headquartered in Cortland, Ohio. Founded in 1892, the Company’s bank subsidiary conducts business through fourteen full service community banking offices located in the counties of Trumbull, Mahoning, Portage, Geauga and Ashtabula in northeastern Ohio.

CORTLAND BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL DATA FOR QUARTER ENDED
(In thousands of dollars, except for ratios and per share amounts)

Unaudited	June 30,	June 30,
	2010	2009
SUMMARY OF OPERATIONS
Total interest income	$5,619	$5,821
Total interest expense	(1,624)	(2,432)

Net interest income (NII)	3,995	3,389
Provision for loan losses	(120)	(65)

NII after loss provision	3,875	3,324
Total other income before impairment loss	1,727	937
Total other noninterest expense	(3,210)	(3,557)

Income before tax and impairment loss	$2,392	$704

Net income before impairment loss	$1,729	$584

Impairment loss net of tax benefit	$(405)	$(5,182)

Net income (loss)	$1,324	$(4,598)

PER COMMON SHARE DATA (1)
Net income (loss), both basic and diluted	$0.29	$(1.01)
Book value	8.89	7.77

BALANCE SHEET DATA
Assets	$478,991	$500,049
Investments	178,970	141,773
Net loans	234,697	233,096
Deposits	370,489	386,169
Borrowings	58,515	68,903
Subordinated Debt	5,155	5,155
Shareholders equity	40,220	35,156

ASSET QUALITY RATIOS
Loans 30 days or more beyond their contractual due date as a percent of total loans	0.78%	0.85%
Underperforming assets (2) as a percentage of:
Total assets	1.06	0.42
Equity plus allowance for loan losses	11.85	5.57
Tier I capital	10.52	4.54

FINANCIAL RATIOS
Return on average equity	13.25%	(53.38)%
Return on average assets	1.08	(3.68)
Effective tax rate	25.58	(35.67)
Net interest margin	3.68	2.98
(1) Basic and diluted earnings per share are based on weighted average shares outstanding. Book value per common share is based on shares outstanding at each period.
(2) Underperforming assets include non accrual loans and securities, OREO and restructured loans.